AMERITRANS CAPITAL CORPORATION
747 THIRD AVENUE, 4TH FLOOR
NEW YORK, NEW YORK 10017
(212) 355 2449

STATEMENT OF ADDITIONAL INFORMATION
January 30, 2004

               This Statement of Additional Information (the "SAI") relates to Ameritrans Capital Corporation ("Ameritrans") and is not a prospectus.  The Prospectus, dated January 30, 2004 (the "Prospectus"), sets forth concisely certain information about Ameritrans that investors should know before investing, and it should be read and retained for further reference.  Copies of the Prospectus and additional copies of the SAI may be obtained without charge by writing or telephoning Ameritrans at the address and telephone number set forth above.

               The Prospectus and this SAI may omit certain of the information contained in the registration statement filed with the Securities and Exchange Commission ("SEC"), Washington, D.C.  The registration statement may be obtained from the SEC upon payment of the fee prescribed, or inspected at the SEC’s office at no charge.

               Neither the SEC nor any securities commission has approved or disapproved these securities or determined if the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Page
INVESTMENT OBJECTIVES AND POLICIES	SAI 2
ELK INVESTMENT POLICIES
AMERITRANS INVESTMENT POLICIES
MANAGEMENT	SAI 4
DIRECTORS AND EXECUTIVE OFFICERS
COMMITTEES OF THE BOARD AND MEETING ATTENDANCE
EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENTS
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS	SAI 9
FEDERAL INCOME TAX CONSIDERATIONS	SAI 11
TAXATION OF REGULATED INVESTMENT COMPANIES
TAXATION OF SBICS
STATE AND OTHER TAXES

SAI-1

INVESTMENT OBJECTIVES AND POLICIES

ELK INVESTMENT POLICIES

               The investment policies described below are the fundamental policies of Elk.  Under the 1940 Act, these policies may be changed only by the vote of the lesser of (i) a majority of Elk’s outstanding Common Stock, or (ii) 67% of the number of shares of Common Stock present in person or by proxy at a stockholder meeting at which at least 50% of the outstanding shares of Common Stock are present.  Because Ameritrans is the only stockholder of Elk, we have agreed with the SEC that Elk’s fundamental investment policies will be changed only by the vote of the Ameritrans stockholders.

               (a)           Issuance of Senior Securities.  Elk may issue subordinated debentures to the SBA in the maximum amounts permissible under the 1958 Act and the applicable regulations.  Elk currently does not have any preferred stock authorized.

               (b)           Borrowing of Money.  Elk has the power to borrow funds from banks, trust companies, other financial institutions, the SBA or any successor agency, and/or other private or governmental sources, if determined by Elk’s Board of Directors to be in its best interests.

               (c)           Underwriting.  Elk has not engaged, and does not intend to engage, in the business of underwriting the securities of other issuers.

               (d)           Concentration of Investments.  Elk may not concentrate 25% or more of its total assets in securities of issuers in any industry group except the taxi industry.  Elk will make at least 25% of its investments for financing the purchase or continued ownership of taxi medallions, taxis, and related assets.  The balance of its investments includes, and Elk intends to continue to finance, the acquisition, and/or operation of other small businesses.

               (e)           Real Estate.  Elk has not engaged, and does not intend to engage, in the purchase and sale of real estate.  However, Elk may elect to purchase and sell real estate in order to protect any of its prior investments which it considers at risk.

               (f)            Commodities Contracts.  Elk has not engaged, and does not intend to engage, in the purchase and sale of commodities or commodities contracts.

               (g)           Loans.  Elk has made, and will continue to make, loans to Small Business Concerns in accordance with the provisions of the 1958 Act and the SBA Regulations.

               (h)           Writing Options.  Elk has not engaged, and does not intend to engage, in the writing of options.

               (i)            Short Sales.  Elk has not engaged, and does not intend to engage, in short sales of securities.

               (j)            Purchasing Securities on Margin.  Elk has not engaged, and does not intend to engage, in the purchase of securities on margin.

               (k)           Futures Contracts.  Elk has not engaged, and does not intend to engage, in the purchase or sale of futures contracts.

               (l)            Restricted Securities.  Elk may invest up to 100% of its assets in restricted securities.

               (m)          Types of Investments.  Although Elk was organized primarily to provide long term loan funds to Small Business Concerns, Elk’s certificate of incorporation provides Elk with the authority to invest in the equity capital of Small Business Concerns.  Accordingly, Elk may make equity investments in Small Business Concerns if determined by its Board of Directors to be in the best interests of Elk.

SAI-2

               (n)           Maximum Investment.  Elk will not lend or otherwise invest more than the lesser of (i) 10% of its total assets or (ii) 30% of its paid in capital attributable to its Common Stock with respect to any one Small Business Concern.

               (o)           Percentage of Voting Securities.  The percentage of voting securities of any one Small Business Concern which Elk may acquire may not exceed 49% of the outstanding voting equities of such Small Business Concern.

               (p)           Management Control.  Elk does not intend to invest in any company for the purpose of exercising control of management.  However, Elk may elect to acquire control in order to protect any of its prior investments which it considers at risk.

               (q)           Investment Companies.  Elk has not invested, and does not intend to invest, in the securities of other investment companies.

               (r)            Portfolio Turnover.  Elk intends to make changes in its portfolio when, in the judgment of its Board of Directors, such changes will be in the best interest of our stockholders in light of the then existing business and financial conditions.  We do not anticipate that Elk’s loan portfolio will realize an annual turnover in excess of 50%, although there can be no assurance with respect thereto.

AMERITRANS INVESTMENT POLICIES

               Ameritrans’ only fundamental policies, that is, policies that cannot be changed without the approval of the holders of a majority of Ameritrans’ outstanding voting securities, as defined under the 1940 Act, are the restrictions described below.  A "majority of Ameritrans’ outstanding voting securities" as defined under the 1940 Act means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.  The other policies and investment restrictions referred to in this Prospectus, including Ameritrans’ investment objectives, are not fundamental policies of Ameritrans and may be changed by Ameritrans’ Board of Directors without stockholder approval.  Unless otherwise noted, whenever an investment policy or limitation states a maximum percentage of Ameritrans’ assets that may be invested in any security or other asset, or sets forth a policy regarding quality standards, such standard or percentage limitation will be determined immediately after and as a result of Ameritrans’ acquisition of such security or other asset.  Accordingly, any subsequent change in values, assets, or other circumstances will not be considered when determining whether the investment complies with Ameritrans’ investment policies and limitations.  Ameritrans’ fundamental policies are as follows:

               (a)           Ameritrans will at all times conduct its business so as to retain its status as a BDC under the 1940 Act.  In order to retain that status, Ameritrans may not acquire any assets (other than non investment assets necessary and appropriate to its operations as a BDC) if, after giving effect to such acquisition, the value of its "Qualifying Assets," amount to less than 70% of the value of its total assets.  See "Regulation."

               (b)           Ameritrans may borrow funds and issue "senior securities" to the maximum extent permitted under the 1940 Act.  As a BDC, Ameritrans may issue senior securities if, immediately after such issuance, the senior securities will have an asset coverage of at least 200%.  Under the 1940 Act, subordinated debentures issued to or guaranteed by the SBA, the preferred stock issued to the SBA by Elk and Elk’s bank borrowings may be considered senior securities issued by Ameritrans requiring asset coverage of 200%; however, pursuant to an Exemptive Order issued by the SEC on December 7, 1999, such debentures, preferred stock issued to the SBA and bank borrowings are exempt from the asset coverage requirements of the 1940 Act.

               (c)           Ameritrans will not (i) underwrite securities issued by others (except to the extent that it may be considered an "underwriter" within the meaning of the Securities Act in the disposition of restricted securities), (ii) engage in short sales of securities, (iii) purchase securities on margin (except to the extent that it may purchase securities with borrowed money), (iv) write or buy put or call options, or (v) engage in the purchase or sale of commodities or commodity contracts, including futures contracts (except where necessary in working out distressed loan or investment situations).  Ameritrans and Elk may purchase interest rate caps and swaps covering up to 100% of their variable rate debt.  In addition, Ameritrans may sponsor the securitization of loan portfolios.

SAI-3

               (d)           Ameritrans and Elk may originate loans and loans with equity features.  To the extent permitted under the 1940 Act and the regulations promulgated thereunder, Ameritrans may also make loans as permitted (i) under its existing stock option plans, (ii) under plans providing for options for disinterested directors that might be adopted by Ameritrans in the future, and (iii) to officers and directors for the purchase of Ameritrans Common Stock.

               (e)           Ameritrans will hold all of the outstanding common stock of Elk and Elk Capital and may organize additional subsidiaries in the future.  Ameritrans may acquire restricted securities of small businesses.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

               The following table sets forth certain information concerning the directors and executive officers of Ameritrans:

NAME	ADDRESS	POSITION
Gary C. Granoff(1)(2)	c/o Ameritrans Capital Corporation 747 Third Avenue, 4th Floor New York, New York 10017	President and Chairman of Board of Directors
Ellen M. Walker(1)(2)	c/o Ameritrans Capital Corporation 747 Third Avenue, 4th Floor New York, New York 10017	Executive Vice President and Director
Lee A. Forlenza(1)(2)	c/o Ameritrans Capital Corporation 747 Third Avenue, 4th Floor New York, New York 10017	Senior Vice President and Director
Margaret Chance(2)	c/o Ameritrans Capital Corporation 747 Third Avenue, 4th Floor New York, New York 10017	Vice President and Secretary
Silvia Mullens(2)	c/o Ameritrans Capital Corporation 747 Third Avenue, 4th Floor New York, New York 10017	Vice President
Steven Etra(2)	55 25 58th Street Maspeth, New York	Vice President and Director
Paul Creditor	747 Third Avenue, Ste. 4C New York, New York	Director
Allen Kaplan	c/o Team Systems, 30 17 40th Avenue, Long Island City, New York	Director
John Laird	481 Canoe Hill Road New Canaan, Connecticut	Director
Howard Sommer	c/o New York Community Investment Co., LLC, 110 Williams Street, 32nd Floor, New York, NY	Director
Wesley Finch	c/o The Finch Group 1801 Clint Moore Road, Suite 210 Boca Raton, Florida 33487 2752	Director

SAI-4

(1)	Ellen M. Walker, Gary C. Granoff and Lee A. Forlenza are officers and shareholders in the law firm of Granoff, Walker & Forlenza, P.C.
(2)

Mr. Gary C. Granoff, Ms. Ellen M. Walker, Mr. Lee A. Forlenza, Mr. Steven Etra, Ms. Margaret Chance, and Ms. Silvia Mullens are each "interested persons" with respect to Ameritrans, as such term is defined in the 1940 Act.

COMMITTEES OF THE BOARD AND MEETING ATTENDANCE

               Ameritrans has a standing Audit Committee, a standing Compensation Committee and a 1999 Employee Plan Committee.

               The Audit Committee is presently comprised of Paul Creditor, John Laird, and Howard Sommer. The function of the Audit Committee is to review our internal accounting control procedures, review our consolidated financial statements, and review with the independent public accountants the results of their audit. The Audit Committee held six (6) meetings during fiscal year 2003. The Audit Committee’s financial expert is John Laird.

               The 1999 Employee Plan Committee administers our 1999 Employee Plan. The committee is comprised of Allen Kaplan and John Laird. See "    Stock Option Plans    The 1999 Employee Plan," below.

               The Compensation Committee reviews Ameritrans’ employment and compensation agreements with its employees. The committee is comprised of Allen Kaplan and John Laird.

               The Board of Directors held three formal meetings during fiscal 2003. Eight of Ameritrans’ directors attended each of the meetings of the Board and one director missed one meeting.

EXECUTIVE COMPENSATION

               The following table sets forth all remuneration for services rendered to Ameritrans to (i) each of the executive officers and (ii) all executive officers as a group during the fiscal year ended June 30, 2003. No non employee director received compensation in excess of $60,000 during that period.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Securities Underlying Options(#)(2)	All Other Compensation(3)
Gary C. Granoff	2003	255,000(4)	15,750	--	28,763
President, Chief Executive Officer,	2002	242,500(4)	15,750	--	25,500
Chief Financial Officer and Director	2001	230,875(4)	15,000	--	25,500
Ellen M. Walker	2003	117,832	--	--	17,675
Vice President and Director	2002	115,800	--	--	17,370
	2001	110,000	--	--	16,500
Lee A. Forlenza	2003	53,560	7,500	--	9,159
Senior Vice President and Director	2002	51,500	--	--	7,725
	2001	50,000	--	--	7,500
SAI-5
Steven Etra	2003	60,000	--	--	--
Vice President and Director	2002	31,000	--	--	--
	2001	N/A	N/A	N/A	N/A
Silvia Mullens	2003	99,620	10,000	--	16,443
Vice President	2002	85,522	15,000	--	15,078
	2001	65,474	18,500	--	12,596
Margaret Chance	2003	79,678	15,000	--	14,202
Vice President and Secretary	2002	88,207	13,500	--	13,321
	2001	72,819	8,500	--	12,198

(1)

Officers’ salaries constitute a major portion of Elk’s total "management fee compensation," which must be approved by the SBA.  The SBA has approved total officer and employee compensation of Elk in the amounts paid to date and for the projected amounts for the fiscal year ending June 30, 2004.  This amount includes officers’ salaries, other salaries, employee benefits, insurance, and expenses.

(2)	Grants of stock options received during the fiscal year.
(3)	Amounts received under Simplified Employee Pension Plan.
(4)	Does not include $35,000 of reimbursable expenses.

               Ameritrans and Elk have a policy of paying their directors who are not employees fees of $750 for each meeting attended. Since July 1, 1996, non employee directors have been paid annual fees of $2,000 per year in addition to the fees paid for each meeting attended. Fees and expenses paid to non affiliated directors were, in the aggregate, $19,750 for the year ended June 30, 2001, $29,750 for the year ended June 30, 2002, and $36,250 for the year ended June 30, 2003.

               No options were granted to any of Ameritrans’ named executive officers during the fiscal year ended June 30, 2003 and during the three months ended September 30, 2003.

Report of the Board of Directors as to Compensation Matters

               The objectives of the Company’s executive compensation program are to establish compensation levels designed to enable the Company to attract, retain and reward executive officers who contribute to the long term success of Ameritrans so as to enhance stockholder value. The Board of Directors makes decisions each year regarding bonus awards, and the 1999 Employee Plan Committee, consisting of non interested directors, will make decisions each year regarding stock option grants.  Option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of Ameritrans’ executives with the performance of Ameritrans’ Common Stock.

Compensation Philosophy

               Ameritrans’ executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate, and retain highly qualified and industrious employees. Ameritrans’ policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention related compensation components. Bonuses may be included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interest with those of stockholders.

SAI-6

               In executing its compensation policy, Ameritrans seeks to relate compensation with Ameritrans’ financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long term performance of Ameritrans. While compensation survey data are useful guides for comparative purposes, Ameritrans believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Board of Directors applies judgment in reconciling the program’s objectives with the realities of retaining valued employees.

Executive Compensation Program

               Annual compensation for Ameritrans’ executives consists of two principal elements: cash compensation, consisting of salaries and bonuses, and stock options.

Cash Compensation

               In setting the annual base salaries made pursuant to the terms of the employment agreements for Ameritrans’ executives, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of Ameritrans, and adjusts such amounts to reflect individual performance. Many of these companies are specialty finance companies. Ameritrans also regularly compares the salary levels of its executive officers with other leading companies.

               Bonuses are based on a review and evaluation of the performance of the activity for which the executive has responsibility, the impact of that activity on Ameritrans and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside Ameritrans.

EMPLOYMENT AGREEMENTS

               We have entered into employment agreements with six of our employees.  We are required to disclose the terms of the agreements for five of those individuals:

               Gary Granoff.  We entered into an amended and restated employment agreement with Gary Granoff dated December 31, 2002, for a term of five (5) years commencing July 1, 2003, which replaces the employment agreement by and between Ameritrans and Mr. Granoff dated July 1, 2001.  The agreement automatically renews for a five (5) year term, unless either party gives notice of non renewal as provided therein.  The agreement provides that Mr. Granoff will be paid an annual salary of $296,500 commencing July 1, 2003, which increases each year the agreement is in effect.  The agreement also provides that Mr. Granoff will be paid a yearly bonus, based on his and Ameritrans’ performance, an amount of which is determined by the Board of Directors but which may not be less than $15,000 per year for the first five (5) years of the employment agreement.  If renewed, any bonus will be given solely in the Board’s discretion.  The agreement also provides for compensation to Mr. Granoff if he is terminated prior to the expiration of his employment term, the amount of which varies depending upon the nature of his termination.  If, for instance, Mr. Granoff is terminated without cause (as defined in the agreement) he is entitled to a lump sum payment in an amount equal to (i) his salary, as in effect at the time of termination, through the date of termination and an amount equal to his salary multiplied by the number of years remaining under the agreement, and (ii) an amount equal to all of the consulting fees payable under the terms of Mr. Granoff’s consulting agreement with Ameritrans, as discussed below.  The employment agreement also provides for confidentiality and for non competition, and non solicitation during the term of the agreement and for one (1) year thereafter.

               In conjunction with the employment agreement we also entered into an amended and restated consulting agreement with Mr. Granoff, which replaces the consulting agreement by and between Ameritrans and Mr. Granoff dated as of July 1, 2001.  The consulting agreement does not become effective and does not commence unless and until the employment agreement is terminated due to (i) Mr. Granoff’s voluntary resignation from Ameritrans or (ii) a notice of non renewal of the employment agreement from either Ameritrans or the Consultant.  Upon the effectiveness of the consulting agreement Mr. Granoff shall be paid as a consultant at a rate equal to 1/2 the monthly salary in effect at the time the employment agreement is terminated plus any bonus received, if any, for that employment year and other benefits.  The agreement also provides for confidentiality and non competition for the term of the agreement, and non solicitation during the term of the agreement and for one (1) year thereafter.

SAI-7

               Ellen Walker.  We entered into an employment agreement with Ellen Walker for a term of five (5) years dated as of October 1, 2001.  The agreement automatically renews for another five (5) year term unless either party terminates prior to renewal.  The agreement provides that Ms. Walker will be paid an annual salary, which presently is $118,976, and increases each year the agreement is in effect.  The agreement also provides that Ms. Walker will be paid a yearly bonus, at the discretion of Ameritrans, based on her and Ameritrans’ performance.  The agreement provides for compensation to Ms. Walker if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination.  If, for instance, Ms. Walker terminates the employment agreement for good reason (as defined in the agreement) she is entitled to a lump sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two and one half years, whichever is greater.  The agreement also provides for confidentiality and for non competition and non solicitation during the term of the agreement and for one (1) year thereafter.

               Silvia Mullens.  The agreement with Ms. Mullens is for a term of five years dated as of January 1, 2002.  The agreement automatically renews for another five year term unless either party terminates prior to renewal.  The agreement provides that Ms. Mullens will be paid an annual salary of $95,400, which increases five percent (5%) each year the agreement is in effect.  The agreement also provides that Ms. Mullens will be paid a yearly bonus, at the discretion of Ameritrans, based on her and Ameritrans’ performance.  The agreement provides for compensation to Ms. Mullens if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination.  If, for instance, Ms. Mullens terminates the employment agreement for good reason (as defined in the agreement), she is entitled to a lump sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two and one half (2 1/2) years, whichever is greater.  The agreement also provides for confidentiality and for non competition and non solicitation during the term of the agreement and for one year thereafter.

               Lee Forlenza.  We entered into an amended and restated employment agreement with Lee Forlenza dated December 31, 2002, for a five (5) year term commencing as of July 1, 2003, which replaces the employment agreement by and between Ameritrans and Mr. Forlenza dated October 1, 2001.  The agreement automatically renews for a five (5) year term, unless either party gives notice of non renewal prior to the expiration of the initial term.  The agreement provides that Mr. Forlenza will be paid an annual salary of $76,250 commencing July 1, 2003, and increases each year the agreement is in effect.  The agreement also provides that Mr. Forlenza will be paid a yearly bonus based on his and Ameritrans’ performance, an amount of which is determined by the Board of Directors but which may not be less than $10,000 for the first five (5) years of the employment agreement, and an initial bonus of $7,500.  If the employment agreement is renewed, any bonus after the initial term will be paid solely in the discretion of the Board.  The agreement provides for compensation to Mr. Forlenza if he is terminated prior to the expiration of his employment term, the exact amount of which varies depending upon the nature of the termination.  If Mr. Forlenza terminates the employment agreement for good reason (as defined in the agreement, he is entitled to a lump sum payment equal to the sum of his salary, as in effect at the time of termination, and an amount equal to his salary multiplied by the number of years remaining under the agreement or two and one half years, whichever is greater.  The agreement also provides for confidentiality and for non competition, and for non solicitation during the term of the agreement and for one (1) year thereafter.

               Margaret Chance.  The agreement with Ms. Chance is for a term of five (5) years dated as of January 1, 2002.  The agreement automatically renews for another five year term unless either party terminates prior to renewal.  The agreement provides that Ms. Chance will be paid an annual salary of $75,000, which increases four percent (4%) each year the agreement is in effect. The agreement also provides that Ms. Chance will be paid a yearly bonus, at the discretion of Ameritrans but which shall not be less than $8,500 per year, based on her and Ameritrans’ performance.  The agreement provides for compensation to Ms. Chance if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination.  If, for instance, Ms. Chance terminates the employment agreement for good reason (as defined in the agreement), she is entitled to a lump sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two and one half (2 1/2) years, whichever is greater.  The agreement also provides for confidentiality and for non competition and non solicitation during the term of the agreement and for one year thereafter.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

SAI-8

               The following table sets forth certain information as to (i) those persons who, to our knowledge, owned 5% or more of our outstanding common stock as of January 28, 2004, (ii) each of our directors and (iii) all of our officers and directors as a group.  Except as set forth below, the address of each person listed below is the address of Ameritrans.

NAME	NUMBER OF SHARES OF COMMON STOCK OWNED	PERCENTAGE OF OUTSTANDING COMMON STOCK OWNED	NUMBER OF SHARES OF PARTICIPATING PREFERRED STOCK OWNED	PERCENTAGE OF OUTSTANDING PREFERRED STOCK OWNED
*Gary C. Granoff	316,025(1)	15.50%	7,000	2.33%
*Ellen M. Walker	57,374(2)	2.79%	**	**
*Lee A. Forlenza	53,418(3)	2.60%	1,000	**
*Steven Etra	133,617(4)	6.51%	**	**
Paul Creditor 747 Third Avenue, Ste. 4C New York, NY	7,556(5)	**	**	**
Allen Kaplan c/o Executive Charge, Inc. 1440 39th Street Brooklyn, NY	10,556(6)	**	**	**
John R. Laird 481 Canoe Hill Road New Canaan, CT	5,656(7)	**	**	**
Howard F. Sommer c/o New York Community Investment Co., LLC 120 Broadway New York, NY	5,556(8)	**	**	**
Wesley Finch 1801 Clint Moore Road, Suite 210 Boca Raton, FL 33487	39,871(9)	1.94%	10,000	3.33%
Dan M. Granoff Children’s Hospital Oakland Research Institute 747 52nd Street Oakland, CA	155,979(10)	7.66%	**	**
Paul D. Granoff c/o Rush Copley Medical Center 1900 Ogden Avenue Aurora, IL 60504	143,179(11)	7.03%	**	**
Infinity Capital Partners, L.P. 767 Third Avenue, 16th Floor New York, New York 10017	128,800	6.33%	**	**
*Margaret Chance	10,700(12)	**	**	**
*Silvia Mullens	5,586(13)	**	293	**
All Officers, Directors and 5%Stockholders as a group (14 persons)	1,073,873(14)	52.60%	18,293	6.10%

SAI-9

*

Gary C. Granoff, Ellen M. Walker, Lee A. Forlenza, Steven Etra, Margaret Chance, and Silvia Mullens are each "interested persons" with respect to Ameritrans and Elk, as such term is defined in the 1940 Act.

**	Less than 1%.
(1)

Excludes 30,533 shares of Common Stock owned directly and indirectly by Mr. Granoff’s wife, as well as 1,000 shares of Participating Preferred Stock and 1,000 Warrants directly owned by her as to which he disclaims beneficial ownership. Also excludes 500 shares of Participating Preferred Stock owned by Dapary Management Corp., a corporation controlled by Mr. Granoff, and 1,000 shares of Participating Preferred Stock owned by J&H Associates Ltd. Pts., a partnership whose general partner is GCG Associates Inc., a corporation controlled by Mr. Granoff. Includes 1,800 Warrants, which are exercisable within 60 days into 1,800 shares of Common Stock and which expire April 1, 2007. Also includes 16,900 shares owned by The Granoff Family Foundation, a charitable foundation for which Mr. Granoff and his mother and brother are trustees. Also includes 261 shares held by GCG Associates Inc., a corporation controlled by Mr. Granoff. Also includes 77,584 shares of common stock, as well as 500 shares of Participating Preferred Stock and 500 Warrants owned by DAPARY Management Corp., a corporation controlled by Mr. Granoff. Also includes 12,000 shares of Common Stock, as well as 1,000 shares of Participating Preferred Stock and 1,000 Warrants owned by J & H Associates Ltd. Pts., a partnership whose general partner is GCG Associates Inc., a corporation controlled by Mr. Granoff.

(2)

Includes (i) 200 shares held by Ms. Walker as custodian for her son; (ii) 22,800 shares held by various trusts of which Ms. Walker is a trustee and as to which she disclaims beneficial ownership (Mr. Granoff retains a reversionary interest in 21,000 of such shares), and (iii) 20,000 shares issuable upon the exercise of ten year options issued under the 1999 Employee Plan. See "Stock Option Plans."

(3)	Includes 1,000 Warrants, and 17,500 shares of Common Stock issuable upon the exercise of ten year options issued to under the 1999 Employee Plan. See "Stock Option Plans."
(4)

Includes (i) 27,000 shares held by Mr. Etra’s wife; (ii) 1,500 shares held by Mr. Etra’s son; (iii) 10,000 shares held by SRK Associates LLC, a limited liability company controlled by Mr. Etra, (iv) 10,000 shares held by Lance’s Property Development Corp. Pension Plan, of which Mr. Etra is a trustee and (v) 17,500 shares issuable upon the exercise of ten year options issued under the 1999 Employee Plan. See "Stock Option Plans."

(5)	Includes 5,556 shares issuable upon exercise of five year options issued under the Director Plan. See "Stock Options Plans."
(6)	Includes 5,556 shares issuable upon exercise of five year options issued under the Director Plan. See "Stock Options Plans."
(7)	Includes 5,556 shares issuable upon exercise of five year options issued under the Director Plan. See "Stock Option Plans."
(8)	Includes 5,556 shares issuable upon exercise of five year options issued under the Director Plan. See "Stock Option Plans."
(9)

Does not include 6,000 shares of Common Stock owned directly by Mr. Finch’s wife as to which he disclaims beneficial ownership. Also, does not include 26,300 shares of Common Stock held by The Tudor Trust, a grantor trust, of which Mr. Finch is the grantor, Mr. Finch’s wife and two children are the beneficiaries and Mr. Finch’s wife is one of the two trustees. Mr. Finch disclaims beneficial ownership of the trust’s 26,300 shares. Also, does not include 10,917 shares issuable upon exercise of five year options issued under the Director Plan, which options were granted as of September 26, 2003, but are not exercisable until September 26, 2004. Includes 10,000 Warrants, which are exercisable into 10,000 shares of Common Stock. See "Stock Options Plans."

(10)

Includes (i) 10,900 shares owned by a charitable foundation, of which Jeannette Granoff, Gary C. Granoff, and Dr. Dan M. Granoff are the trustees, and (ii) 2,800 shares held in an IRA Rollover Account for the benefit of Dr. Granoff.

(11)

Includes 40,049 shares held by Dr. Paul Granoff directly, 77,630 held by Granoff Family Partners Ltd., of which Dr. Granoff is a general partner, and 25,500 shares held by the Granoff Pediatric Associates Profit Sharing Plan. Excludes 14,127 shares held by Dr. Granoff’s wife, of which shares he disclaims beneficial ownership.

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(12)	Includes 10,000 shares of Common Stock issuable upon the exercise of ten year options issued under the 1999 Employee Plan.
(13)	Includes 5,000 shares of Common Stock issuable upon the exercise of ten year options issued under the 1999 Employee Plan and 293 Warrants.
(14)

Includes 4,000 shares issuable upon the exercise of 4,000 Warrants, 70,000 shares issuable upon the exercise of ten year options issued under the 1999 Employee Plan, and 33,141 shares issuable upon the exercise of five year options issued under the Director Plan. See "Stock Option Plans."

               Except pursuant to applicable community property laws or as described above, each person listed in the table above has sole voting and investment power, and is both the owner of record and the beneficial owner of his or her respective shares.

Equity Compensation Plan Information

               The following table details information regarding Ameritrans’ existing equity compensation plans as of September 30, 2003:

Plan Category	(a) Number of securities To be issued upon exercise of Outstanding options, Warrants and rights	(b) Weightedaverage Exercise price of Outstanding options, Warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation Plans(excluding securities reflected in column (a))
Equity compensation plans approved by security holders	103,141(1)	$8.91	171,859
Equity compensation plans not approved by security holders	--	--	--
Totals	103,141	$8.91	171,859

(1)

Includes options to purchase up to 70,000 shares of Common Stock granted to employees under the 1999 Employee Plan and options to up to 33,141 shares granted to nonemployee directors granted under the NonEmployee Director Plan. See "Stock Option Plans."

FEDERAL INCOME TAX CONSIDERATIONS

               The following discussion is a general summary of the federal income tax principles applicable to Ameritrans, based on the currently existing provisions of the Internal Revenue Code and the regulations thereunder.  This summary does not purport to be a complete description of the tax considerations applicable to Ameritrans or to the holders of its Common Stock, Participating Preferred Stock, and Warrants.  These principles, in general, also apply to Elk, but the sole direct stockholder of Elk is Ameritrans.

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               Ameritrans has elected to be treated as a "regulated investment company" (a "RIC") under Section 851 of the Internal Revenue Code, and Elk has elected to be treated as an RIC since 1984.  A regulated investment company may deduct, for federal income tax purposes, most dividends paid to stockholders, thereby avoiding federal income taxation at the corporate level on stockholder dividends.  In addition, because Elk currently qualifies for treatment as an RIC, Ameritrans anticipates that the dividends it receives from Elk will not be subject to corporate taxation at the level of Elk.

TAXATION OF REGULATED INVESTMENT COMPANIES

               In order to qualify as an RIC for a given fiscal year, a company must generally meet each of the following conditions for that fiscal year:

               a)             Ameritrans must be registered as an investment company under the 1940 Act at all times during the year.

               b)            At least 90% of Ameritrans’ gross income for the year must be derived from interest, gains on the sale or other disposition of stock or other securities, dividends and payment with respect to securities loans.

               c)             At the close of each quarter, at least 50% of the value of Ameritrans’ total assets must be represented by cash, cash items (including receivables), securities of other RICs and securities of other issuers, except that the investment in a single issuer of securities may not exceed 5% of the value of the RIC’s assets, or 10% of the outstanding voting securities of the issuer.

               d)            At the close of each quarter, and with the exception of government securities or securities of other RICs, no more than 25% of the value of an RIC’s assets may be made up of investments in the securities of a single issuer or in the securities of two or more issuers controlled by the RIC and engaged in the same or a related trade or business.  However, if a non RIC entity controlled by the RIC subsequently sustains internally generated growth (as opposed to growth via acquisitions), the diversification requirement will not be violated even if the non RIC subsidiary represents in excess of 25% of the RIC’s assets.

               e)             Ameritrans must distribute as dividends at least 90% of its investment company taxable income (as defined in Section 852 of the Internal Revenue Code), as well as 90% of the excess of its tax exempt income over certain disallowed tax exempt interest deductions.  This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.  An RIC is, however, generally subject to federal income tax at regular corporate rates on undistributed investment company taxable income.

               In order to avoid the imposition of a non deductible 4% excise tax on its undistributed income, an RIC is required, under Section 4982 of the Internal Revenue Code, to distribute within each calendar year at least 98% of its ordinary income for such calendar year and 98% of its capital gain net income (reduced by the RIC’s net ordinary loss for the calendar year, but not below its net capital gain) for the one year period ending on October 31 of such calendar year, plus any remaining undistributed income and gain from prior years.

               The tax benefits available to a qualified RIC are prospective, commencing with the fiscal year in which all the conditions listed above are met, and would not permit Ameritrans to avoid income tax at the corporate level on income earned during prior taxable years.  If Ameritrans fails to qualify as an RIC for a given fiscal year, Ameritrans will not be entitled to a federal income tax deduction for dividends distributed, and amounts distributed as stockholder dividends by Ameritrans will therefore be subject to federal income tax at both the corporate level and the individual level.

               Dividends distributed by Elk to Ameritrans will constitute ordinary income to Ameritrans to the extent derived from non capital gain income of Elk, and will ordinarily constitute capital gain income to Ameritrans to the extent derived from long term capital gains of Elk.  However, since Ameritrans is also an RIC, Ameritrans will, in general, not be subject to a corporate level tax on its income to the extent that it makes distributions to its stockholders.  If Elk does not qualify as an RIC for any reason in any fiscal year, it will not be entitled to a federal income tax deduction for dividends distributed, and will

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 instead be liable to pay corporate level tax on its earnings.  Further, if Elk does not qualify as an RIC, such failure will cause Ameritrans to fail to qualify for RIC status as well, as long as Elk stock held by Ameritrans represents more than 25% of Ameritrans’ assets.  In such a case, Ameritrans may be taxed on the dividends received from Elk, subject to the deduction for corporate dividends received.  The deduction for dividends received by corporations depends on the percentage of recipient’s ownership of the corporation paying the dividend.  Under Section 243 of the Internal Revenue Code a 70% deduction is allowed if the receiving corporation owns less than 20% of the stock, by vote and value, of the paying corporation, 80% if at least 20% and less than 80% is owned, and 100% if the ownership percentage is over 80% and the dividend is a "Qualifying Dividend" paid between member of the same Affiliated Group.  Thus, if Elk fails to qualify as an RIC for any reason, its earnings may be taxed at three levels, to Elk, in part to Ameritrans, and finally, when they are distributed by Ameritrans, to our stockholders.

               As long as Ameritrans qualifies as an RIC, dividends distributed by Ameritrans to its stockholders out of current or accumulated earnings and profits constitute ordinary income to such stockholders to the extent derived from ordinary income and short term capital gains of Ameritrans (such as interest from loans by Ameritrans or dividends received from Elk).  Any long term capital gain dividends distributed by Ameritrans would constitute capital gain income to Ameritrans stockholders.  To the extent Ameritrans makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax free return of capital to the stockholder, reducing the tax basis of the stockholder’s stock by the amount of such distribution, but not below zero, with distributions in excess of the stockholder’s basis taxable as capital gains if the stock is held as a capital asset.

TAXATION OF SBICS

               As a result of Elk’s status as a licensed SBIC under the 1958 Act, Elk and its stockholders qualify for the following tax benefits:

               (i)            Under Section 243 of the Internal Revenue Code, Elk may deduct 100% of the dividends received by it from domestic corporations in which it has made equity investments, regardless of whether such corporations are subsidiaries of Elk (in contrast to the generally applicable 70% deduction under the Code).  Because Elk generally makes long term loans rather than equity investments, this potential benefit is not likely to be of practical significance to Elk or its stockholder.

               (ii)           Under Section 1243 of the Internal Revenue Code, losses sustained on Elk’s investments in the convertible debentures, or stock derived from convertible debentures, of Small Business Concerns are treated as ordinary losses rather than capital losses to Elk.  Because Elk does not presently intend to purchase convertible debentures, however, this potential benefit is not likely to be of practical significance to Elk or its stockholder.

STATE AND OTHER TAXES

               The foregoing discussion relates only to federal income tax matters.  Ameritrans and Elk are also subject to state and local taxation.  The state, local and foreign tax treatment may not conform to the federal tax treatment discussed above.  Stockholders should consult with their own tax advisors with respect to the state and local tax considerations pertaining to Ameritrans and Elk.

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